Exhibit 10.19

Execution Copy

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE, dated as of the 6th day of October 2017 (this “Agreement”), made by and between TRINITY HUDSON HOLDINGS, LLC, a Delaware limited liability company, having its office at 120 Broadway, 38th Floor, New York, New York 10271 (“Landlord”), and SQUARESPACE, INC., a Delaware corporation, having an address at 225 Varick Street, 12th Floor, New York, New York 10014 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are the parties to an Agreement of Lease dated as of September 19, 2014 (the “Original Lease”), which Original Lease has been amended by (i) a letter from Tenant to Landlord, dated March 24, 2015 (the “Terrace Elevator Work Letter”), (ii) a Commencement Date Agreement, dated as of April 23, 2015 (the “Commencement Date Agreement”), and (iii) a First Amendment of Lease dated as of August 18, 2017 (the “First Amendment”; the Original Lease, as amended by the Terrace Elevator Work Letter, the Commencement Date Agreement and the First Amendment, collectively, the “Lease”), whereby Landlord leases to Tenant the premises more fully described in the Lease (the “Existing Premises”) in the building known as 225 Varick Street, New York, New York (the “Building”) for a term expiring on October 31, 2030 (the “Fixed Expiration Date”); and

WHEREAS, Landlord and Tenant desire to amend the Lease to add certain additional premises to the premises demised under the Lease and to otherwise amend the provisions of the Lease, all upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions hereinafter set forth, the parties agree as follows:

1.           Defined Terms; Interpretation. All capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings ascribed to them in the Lease. All references to “the Lease” or “this Lease” in the Lease or in this Agreement shall be deemed to mean the Lease, as amended by this Agreement. Words in the singular shall include the plural and words in the plural shall include the singular.

2.            Expanded Additional Premises; Delivery of Possession; Delayed Commencement.

(a)            (i)            The portion of the rentable area of the sixth (6th) floor of the Building, which the parties conclusively agree shall be deemed to contain 6,347 rentable square feet, as more particularly shown hatched on the plan annexed hereto as Schedule A (the “Expanded Additional Premises”), is hereby added to and shall be considered a part of the Premises demised under the Lease, commencing on the Expanded Additional Premises Commencement Date (as hereinafter defined) and expiring on the Expiration Date (i.e., concurrently with the Lease for the balance of the Premises); it being agreed that such Expanded Additional Premises Commencement Date is anticipated to occur on or about April 1, 2018. For the purposes of this Agreement, the “Expanded Additional Premises Commencement Date” shall mean the date on which Landlord’s Expanded Additional Premises Work (as hereinafter defined) is Substantially Complete (as hereinafter defined) and Landlord shall have tendered delivery of vacant, broom-clean possession of the Expanded Additional Premises to Tenant free of occupants and free and clear of any and all rights of any other tenants or occupants of the Building. Landlord shall deliver the Expanded Additional Premises with the Building Systems that service the Expanded Additional Premises being in good working order; it being understood that (x) except for Landlord’s Expanded Additional Premises Work, Landlord shall not be obligated to perform any work to prepare the Expanded Additional Premises for Tenant’s initial occupancy thereof, and (y) except as set forth herein, Landlord makes no representations, warranties or promises with respect to the Expanded Additional Premises. The foregoing is not intended to relieve Landlord from its ongoing maintenance and repair obligations set forth in the Lease. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Expanded Additional Premises upon and subject to all of the terms and conditions of the Lease applicable to the Existing Premises, except as otherwise expressly set forth herein, and all references in the Lease to the Premises shall, from and after the Expanded Additional Premises Commencement Date, be deemed to refer to both the Existing Premises and the Expanded Additional Premises, except as otherwise expressly set forth herein.

(ii)            The parties acknowledge and agree that this Agreement has been structured so that provided that no Event of Default is then outstanding, the Fixed Rent with respect to the Expanded Additional Premises (as provided in Section 4 below) shall be abated during the EAP Fixed Rent Abatement Period (as hereinafter defined). Tenant shall continue to pay all Additional Rent applicable during the EAP Fixed Rent Abatement Period. For the purposes hereof, the “EAP Fixed Rent Abatement Period” shall be a period of three hundred fifty-three (353) days commencing on the Expanded Additional Premises Commencement Date. If during the EAP Fixed Rent Abatement Period, an Event of Default shall have occurred and thereafter shall have been cured by Tenant and the Lease shall not have been terminated by Landlord, Tenant shall again have the right to receive such abatement in the amount of the outstanding balance of such abatement in accordance with the provisions of this Section 2(a)(ii).

(iii)         Following the Expanded Additional Premises Commencement Date, either party shall, within five (5) days after the other party’s request, execute an agreement substantially in the form of Schedule E annexed to the Original Lease memorializing the Expanded Additional Premises Commencement Date; provided, however, that the failure of the parties to so prepare and/or execute such agreement shall not negate the establishment of such date, as reasonably determined by Landlord.

(b)          (i)         Landlord, at its expense and in compliance with all applicable Requirements, shall diligently perform the following work in the Expanded Additional Premises (“Landlord’s Expanded Additional Premises Work”), prior to delivery of the Expanded Additional Premises to Tenant and the occurrence of the Expanded Additional Premises Commencement Date:

(A)      demolish all leasehold improvements in the interior of the Expanded Additional Premises back to the core walls and deliver the Expanded Additional Premises legally demised in vacant and broom-clean condition;

(B)       deliver a Form ACP-5 with respect to the demolished Expanded Additional Premises;

(C)     deliver any existing perimeter radiators serving the Expanded Additional Premises in good working order with Danfoss control valves with control handles, or, at Tenant’s option, demolish and remove such existing perimeter radiators and all associated plumbing (it being agreed that if Tenant shall desire to have the existing perimeter radiators and associated plumbing demolished, Tenant shall provide notice of such requirement to Landlord within fifteen (15) days after the date of this Agreement, with time being of the essence); and

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(D)       flash patch columns, walls and ceilings, as necessary, and remove the topping slab and grind the slab to flat (if the same exists).

(ii)           Landlord will give Tenant written notice at least ten (10) Business Days in advance of the date when Landlord expects Landlord’s Expanded Additional Premises Work to be Substantially Completed, but, Landlord shall not incur any liability whatsoever to Tenant in the event Landlord’s Expanded Additional Premises Work is not Substantially Completed by any such date.

(c)        For the purposes of this Agreement, “Substantially Completed” or “Substantial Completion” or “Substantially Complete” shall have the meaning ascribed to such terms as set forth in the Original Lease except that all references therein to: (i) “Landlord’s Pre-Delivery Work” shall mean “Landlord’s Expanded Additional Premises Work,” and (ii) “Landlord’s Post-Delivery Work” shall mean “EAP Post-Commencement Work.” For the avoidance of doubt, all the provisions set forth in the definition of “Substantially Completed” or “Substantial Completion” or “Substantially Complete” set forth in the Original Lease shall apply to Landlord’s Expanded Additional Premises Work and EAP Post Commencement Work, including, without limitation, the conduct of a walk-through and Landlord’s obligation with respect to completing all Punchlist Items respecting Landlord’s Expanded Additional Premises Work and EAP Post-Delivery Work.

(d)           (i)             Following the Expanded Additional Premises Commencement Date, Landlord, at its expense and in compliance with all applicable Requirements, shall diligently perform the following work in the Expanded Additional Premises (the “EAP Post- Commencement Work”):

(A)        Fireproof and firestop the Expanded Additional Premises, as necessary;

(B)       Ensure that all exterior windows in the Expanded Additional Premises are placed in good working order and are of consistent style and condition;

(C)      Ensure that all Building Systems are stubbed to the core of the sixth (6th) floor of the Building in good working order (it being agreed that Tenant shall connect such Building Systems and services to the Expanded Additional Premises);

(D)     Furnish a demand electrical load of six (6) watts per usable square foot of the Expanded Additional Premises exclusive of the electricity to operate the Building Systems, the Exclusive Elevators (including the Tenant’s AC System, Tenant’s Communications Equipment and Tenant’s Generator, if any), but inclusive of the electricity utilized by any Supplemental AC Systems serving the Expanded Additional Premises (the “Additional Basic Capacity”); it being agreed that for the purposes of this subparagraph (D) only, the usable square footage of the Expanded Additional Premises shall be deemed to be 4,068;

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(E)       Furnish subpanels for the connection of the Expanded Additional Premises to the Building’s Class E System; and

(F)       Slab over any openings between the floors of the Expanded Additional Premises and any vertically contiguous space leased to other tenants.

(ii)          For the avoidance of doubt, the EAP Post-Commencement Work shall not be required to be Substantially Completed as a condition to the occurrence of the Expanded Additional Premises Commencement Date. Landlord shall perform the EAP Post- Commencement Work diligently, and Landlord and Tenant shall take commercially reasonable steps to coordinate the performance of the EAP Post-Commencement Work by Landlord and the performance of the Expanded Additional Premises Initial Improvements (as hereinafter defined) by Tenant so that neither is delayed in the completion of its work. Tenant shall provide Landlord access to the Expanded Additional Premises as necessary to perform the EAP Post- Commencement Work without the same constituting a constructive eviction and without any abatement of Rental. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to perform the EAP Post-Commencement Work in a manner so as not to delay Tenant in the completion of the Expanded Additional Premises Initial Improvements or in the occupancy of the Expanded Additional Premises for the conduct of Tenant’s business.

(iii)       All references in the Lease to Landlord’s Work, the Initial Alterations, the Tenant Improvement Allowance, the Additional Premises Improvement Allowance, the Storefront Alterations, the Restroom Alterations and Tenant’s AC System Alterations shall be deemed applicable only to the Existing Premises.

(iv)      With respect to the Expanded Additional Premises Initial Improvements, Landlord hereby approves the contractors and subcontractors listed on Schedule H annexed to the First Amendment.

(e)        The provisions of Section 12(e) of the First Amendment shall apply to the Expanded Additional Premises, mutatis mutandis, provided that (i) the term “Expansion Space” or “applicable Expansion Space” shall be deemed to mean the Expanded Additional Premises, (ii) the term “Anticipated Expansion Date” or “applicable Anticipated Expansion Date” shall be deemed to mean April 1, 2018, and (iii) the term “applicable Expansion Space Commencement Date” or “Expansion Space Commencement Date” shall be deemed to mean the Expanded Additional Premises Commencement Date.

(f)         Landlord represents that it has entered into that certain Lease Termination and Surrender Agreement, dated September 13, 2017, with Reservoir Media Management, Inc. (“Current Tenant”) with respect to the relocation of Current Tenant from the Expanded Additional Premises (or a portion thereof) to a new premises located at 75 Varick Street, New York, New York (the “New Premises”). Landlord agrees to use commercially reasonable and good faith efforts to pursue and effectuate such relocation of Current Tenant. Notwithstanding anything to the contrary contained in this Agreement, if the Expanded Additional Premises Commencement Date shall not have occurred on or before June 30, 2018 as a result of (x) the failure to so relocate the Current Tenant, despite the commercially reasonable and good faith efforts of Landlord and (y) the Current Tenant duly exercising its right to terminate that certain Agreement of Lease between Trinity REIT, Inc. and Current Tenant, dated as of September 13, 2017, with respect to the New Premises, for the failure of the commencement date to timely occur thereunder, then, upon notice from Landlord to Tenant thereof, (I) this Agreement shall be null and void and of no further force or effect and the Expanded Additional Premises shall become Offer Space under the terms and conditions of Article 43 of the Lease and (II) Landlord shall return the Lump Sum Payment (as hereinafter defined) to Tenant within fifteen (15) days of the giving of such notice.

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3.            Expanded Additional Premises Improvement Allowance. In consideration of Tenant’s acceptance of the Expanded Additional Premises in its “as is” condition (except for Landlord’s Expanded Additional Premises Work and the EAP Post-Commencement Work as expressly set forth in this Agreement), and Tenant’s agreement to perform leasehold improvements to prepare the Expanded Additional Premises for Tenant’s initial occupancy (the “Expanded Additional Premises Initial Improvements”), Tenant shall be entitled to the Expanded Additional Premises Improvement Allowance (as hereinafter defined), which shall be disbursed to Tenant in accordance with the terms and conditions of Section 6.5 of the Original Lease once such amount has been determined in accordance with the provisions of this Section 3, provided that (a) all references therein to (i) the “Premises” shall be deemed to refer to the “Expanded Additional Premises”, (ii) the “Initial Alterations” shall be deemed to refer to the “Expanded Additional Premises Initial Improvements”, (iii) the “Tenant Improvement Allowance” shall be deemed to refer to the “Expanded Additional Premises Improvement Allowance” and (iv) the “Commencement Date” shall be deemed to refer to the “Expanded Additional Premises Commencement Date”; (b) the reference in Section 6.5(B)(ii) to “the entire rentable areas of the 10th, 11th and 12th floors” shall be deemed to refer to “the entire Expanded Additional Premises”; and (c) Section 6.5(F) of the Original Lease shall not be applicable to this Section 3. The Expanded Additional Premises Initial Improvements shall be subject to all of the terms and conditions of Article 6 of the Original Lease, including without limitation, Landlord’s approval of the plans and specifications therefor. For the purposes hereof, the term “Expanded Additional Premises Improvement Allowance” shall mean an amount equal to $460,767.79.

4.            Fixed Rent.

(a)       Tenant shall continue to pay the Fixed Rent and Operating Expense Payment applicable to the Existing Premises pursuant to the terms and conditions of the Lease (as unamended by this Agreement).

(b)      Subject to the provisions of Section 2(a)(ii) above, in addition, from and after the Expanded Additional Premises Commencement Date, Tenant shall pay the Fixed Rent and Operating Expense Payment applicable to the Expanded Additional Premises at the rates set forth on Schedule B annexed hereto.

5.             Escalation Rent.

(a)       Tenant shall continue to pay the Escalation Rent applicable to the Existing Premises pursuant to the terms and conditions of Article 3 of the Lease (as unamended by this Agreement).

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(b)       In addition, from and after the Expanded Additional Premises Commencement Date, Tenant shall pay Escalation Rent applicable to the Expanded Additional Premises in accordance with the terms and conditions of Article 3 of the Lease, provided, however, that as applicable to the Expanded Additional Premises, (i) the term “Base Tax Factor” shall mean the Taxes payable for the calendar year commencing on January 1, 2018 and ending on December 31, 2018, and (ii) the term “Tenant’s Share” shall mean 1.739%.

6.           Electric Current. As of the Expanded Additional Premises Commencement Date, as applicable, Landlord shall furnish the Additional Basic Capacity to the Expanded Additional Premises, and in no event shall the electrical load in the Expanded Additional Premises exceed the Additional Basic Capacity. Such electricity shall be provided upon and subject to the terms and conditions set forth in Article 4 of the Original Lease, except that with respect to the Expanded Additional Premises, the reference in Section 4.2(A) of the Original Lease to “one hundred eight percent (108%)” shall be deemed to refer to “one hundred four percent (104%)”.

7.           Brokers. Each of Landlord and Tenant represents and warrants that it has had no dealings or communications with any broker or agent in connection with this Agreement, other than CBRE, Inc. (the “Broker”). Landlord and Tenant covenant and agree to pay, hold harmless and indemnify the other party from and against any and all claims or other liability for any compensation, commissions or charges claimed by any broker or agent (other than the Broker with respect to Tenant’s indemnity to Landlord) who claims to have dealt with the indemnitor in connection with this Agreement and for any and all costs incurred by the indemnitee in connection with such claims, including without limitation, attorneys’ fees and disbursements. Landlord shall pay the Broker its commission pursuant to one or more separate agreements. The provisions of this Section 7 shall survive the expiration or sooner termination of this Agreement. Article 32 of the Lease (Broker) and Section 10 of the First Amendment (Brokers) shall not apply to this Agreement.

8.            Lump Sum Payment. Notwithstanding anything to the contrary contained in this Agreement, within ten (10) Business Days after the date of this Agreement, Tenant shall make a one-time Additional Rent payment to Landlord of $437,000.00 (the “Lump Sum Payment”) by good and sufficient check drawn to the Landlord’s order on a bank or trust company which is a member of the New York Clearinghouse Association with an office in the Borough of Manhattan, the City of the New York, State of New York, at the office of Landlord or at such other place as Landlord may designate or by wire transfer of immediately available funds in United Stated Dollars to an account designated by Landlord.

9.           Certification; Ratification. As of the date hereof, Tenant certifies to Landlord that to the best of Tenant’s knowledge, (i) Landlord is not in default under the terms or conditions of the Lease and Tenant is not entitled to any credits or offsets against the rent due thereunder; and (ii) no event has occurred which would constitute a default under the Lease, either upon service of notice or the passage of time. Except as and to the extent modified by this Agreement, all of the terms, covenants and conditions of the Lease are hereby ratified and confirmed and shall remain in full force and effect.

10.           Signatures. This Agreement is offered for signature by Tenant and it is understood that this Agreement shall not be binding upon Landlord or Tenant unless and until Landlord shall have executed and delivered a fully-executed copy of this Agreement to Tenant.

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11.           No Oral Modification. This Agreement may not be changed or terminated orally, but only by an agreement in writing signed by Landlord and Tenant.

12.           Governing Law. This Agreement shall be governed by and construed in accordance with New York law, without regard to conflicts of law principles.

13.           Counterparts; Electronic Signatures, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together will constitute one and the same instrument. The signature page of any counterpart of this Agreement may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart of this Agreement identical thereto except having an additional signature page executed by the other party(ies) to this Agreement attached thereto. An executed counterpart of this Agreement transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Agreement and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

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[Remainder of Page Intentionally Left Blank; Signature Page Follows.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

LANDLORD:

TRINITY HUDSON HOLDINGS, LLC

By:	/s/ Susan MacEachron
Susan MacEachron
Chief Financial Officer

By:	/s/ David Godbout
David Godbout
Chief Executive Officer

TENANT:

SQUARESPACE, INC.

By:	/s/ Courtenay O’Connor
Courtenay O’Connor
	Title:	Senior Counsel

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